Exhibit 3.221

LIMITED LIABILITY COMPANY AGREEMENT

OF

WILDCAT MARKETS OPCO LLC

a Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

OF

WILDCAT MARKETS OPCO LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Wildcat Markets Opco LLC (the “Company”) is effective as of October 4, 2013.

1. Formation of Limited Liability Company. The Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C § 18-101, et seq., as it may be amended or succeeded from time to time (the “Act”), upon the filing of its certificate of formation (the “Certificate of Formation”) with the Secretary of State of Delaware (the “Delaware Secretary”) on October 4, 2013. The rights and obligations of the Member and the administration of the Company shall be governed by the Agreement and the Act. The Agreement shall be considered the “Limited Liability Company Agreement” of the Company. To the extent this Agreement is inconsistent in any respect with the Act, the Agreement shall control.

2. Members. Dominick’s Finer Foods, LLC is the sole and managing member of the Company (the “Member”).

3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act). The Member intends that the Company be treated as a disregarded entity for federal income tax purposes.

4. Name. The name of the Company shall be “Wildcat Markets Opco LLC”.

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The principal office of the Company shall be 5918 Stoneridge Mall Road, Pleasanton, CA 94588.

6. Term of Company. The term of the Company commenced on the date its Certificate of Formation was filed with the Delaware Secretary and shall continue in perpetuity or until the Company’s business and affairs are earlier wound up following proper dissolution as hereinafter provided.

7. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint directors and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such directors and/or officers shall serve at the pleasure of the Member and may be removed, either with or without cause, by the Member. To the extent delegated by the Member, directors and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined by the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the state of Delaware. No delegation of authority hereunder shall cause the Member to cease to be a Member.

8. Other Activities. The Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

9. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with this Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

10. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

11. Contributions. The Member shall be deemed for purposes of this Agreement to have contributed to the capital of the Company the consideration set forth in the books and records of the Company. The Member may, but shall not be obligated to, make further capital contributions from time to time in such amounts as it shall determine in its sole discretion.

12. Allocations; Distributions. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member. The timing and amount of distributions shall be determined by the Member, subject only to the provisions of the Act.

13. Capital Accounts. A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv), and except as provided herein, the Member shall have no right to demand the return of its capital contribution, any distributions from the Company, or interest or preferred return on any capital contribution of capital account.

14. Indemnification. The Member and any officer, director, manager, principal, equityholder or employee of the Member, the Company or an affiliate of the Member or the Company (each, an “Indemnified Person”) shall be indemnified and held harmless to the full extent permitted by the Act. Each Indemnified Person threatened to be or made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, she or it is a Member, or officer, director, manager, principal, equityholder or employee of a Member, the Company, or an affiliate of the Member or the Company, shall be indemnified against losses, damages, fees, costs, liabilities, expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Act. Except as limited by law, expenses incurred by an Indemnified Person in defending any proceeding, including but not limited to a proceeding by or in the right of the Company, shall be paid by the Company to such Indemnified Person in advance of final disposition of the proceeding upon receipt of its written undertaking to pay such amount if such Indemnified Person is adjudicated to be ineligible for indemnification, which undertaking need not be secured. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such Indemnified Person may be entitled under any agreement or otherwise, and shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

15. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.

16. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

17. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to other principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the above stated date.

MEMBER

Dominick’s Finer Foods, LLC a Delaware corporation

By:	/s/ Thomas L. Hanavan
Name:	Thomas L. Hanavan
Title:	Vice President

COMPANY

Wildcat Markets Opco LLC

By:	Dominick’s Finer Foods, LLC

Its:	Member

By:	/s/ Thomas L. Hanavan
Name:	Thomas L. Hanavan
Title:	Vice President

[Signature Page to LLC Agreement – Wildcat Markets Opco LLC]